Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493
For Immediate Release: May 30, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS
CORPORATE HEADQUARTERS UNDAMAGED FROM STORMS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that, following the severe storms that hit Kearney, Nebraska yesterday, the building that houses the Buckle’s corporate headquarters, distribution center, and online store operations was undamaged and is operational today. The Company does not anticipate any impact to its day-to-day operations resulting from the storms.

The Kearney airport was hit by a tornado that destroyed one of the Company’s hangars as well as one of its corporate jets. Both the structure and the airplane are fully insured.

The Buckle, Inc. wishes to express its support to all those families and businesses impacted by the storm.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 376 retail stores in 39 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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